EXHIBIT 99.1

HSN, Inc. Reports Fourth Quarter and Full Year 2015 Results

HSNi Results for 2015:

  Fourth quarter net sales decreased 2% and Adjusted EBITDA decreased 3%
  Fourth quarter Adjusted EPS was $1.15 compared to $1.22 in the prior year
  Full year net sales increased 3% and Adjusted EBITDA increased 4%
  Full year Adjusted EPS was $3.28 compared to $3.23 in the prior year
  Returned $656 million to shareholders in 2015

ST. PETERSBURG, Fla., Feb. 24, 2016 (GLOBE NEWSWIRE) -- HSN, Inc. (NASDAQ:HSNI) reported results for the fourth quarter and full year ended December 31, 2015 for HSN, Inc. (“HSNi” or “Company”) and its two operating segments, HSN and Cornerstone.

Table 1
HSNi SUMMARY RESULTS AND KEY OPERATING METRICS
(In millions, except per share and average price point amounts)

	Q4 2015	Q4 2014	Change	FY 2015	FY 2014	Change

Net Sales	$1,098.2	$1,117.9	(2)%	$3,690.6	$3,588.0	3%

Adjusted EBITDA (Non-GAAP) (a)	$116.1	$119.5	(3)%	$357.4	$342.3	4%
Operating Income	$98.5	$109.4	(10)%	$284.0	$284.6	—%

Adjusted Net Income (Non-GAAP) (a)	$60.9	$65.3	(7)%	$175.6	$173.0	2%
Net Income	$59.7	$68.3	(13)%	$169.2	$173.0	(2)%

Adjusted EPS (Non-GAAP) (a)	$1.15	$1.22	(6)%	$3.28	$3.23	2%
Diluted EPS	$1.12	$1.28	(13)%	$3.16	$3.23	(2)%

Average price point	$63.53	$64.97	(2)%	$64.03	$63.24	1%
Units shipped	19.3	19.3	—%	64.3	63.6	1%
Gross profit rate	33.8%	34.1%	(30 bps)	35.6%	35.5%	10 bps
Return rate	15.4%	15.7%	30 bps	15.9%	16.3%	40 bps
Digital sales penetration	51.7%	50.3%	140 bps	50.0%	48.0%	200 bps

(a) The following items were excluded from Non-GAAP results:
- Severance costs associated with a reorganization and planned closure of a distribution center at HSN in 2015;
- Reversal of certain customer credits ("breakage") at HSN in 2014;
- Asset impairment charges, net of other non-cash adjustments, at Cornerstone in 2015;
- Charge for a settlement with the Consumer Product Safety Commission ("CPSC") at Cornerstone in 2014.

See reconciliation of Non-GAAP to GAAP measures in Table 4.

Fourth Quarter 2015 Results vs Fourth Quarter 2014 Results

  HSNi’s net sales decreased 2% to $1.1 billion.  HSN's net sales decreased 2% to $778.7 million.  Cornerstone’s net sales decreased less than 1% to $319.5 million.  HSNi's digital sales grew 1% with penetration increasing 140bps to 51.7%.

  HSNi’s Adjusted EBITDA decreased 3% to $116.1 million.  HSN's Adjusted EBITDA increased 1% to $101.4 million.  Cornerstone's Adjusted EBITDA decreased $4.2 million to $14.7 million.  HSNi's  operating income decreased 10% to $98.5 million.

  Adjusted EPS was $1.15 compared to $1.22 in the prior year.  Diluted EPS was $1.12 compared to $1.28 in the prior year.

  HSNi's board of directors approved a quarterly cash dividend of $0.35 per share payable March 23, 2016 to shareholders of record as of March 9, 2016.

Full Year 2015 Results vs Full Year 2014 Results

  HSNi’s net sales grew 3% to $3.7 billion.  HSN’s net sales increased 3% to $2.5 billion, including 8% growth in digital sales.  Cornerstone’s net sales increased 3% to $1.1 billion, including 6% growth in digital sales.

  HSNi’s Adjusted EBITDA increased 4% to $357.4 million.  HSN's Adjusted EBITDA increased 5% to $302.9 million.  Cornerstone's Adjusted EBITDA increased $1.4 million to $54.6 million.  HSNi’s operating income was $284.0 million compared to $284.6 million in the prior year.

  Adjusted EPS for the year was $3.28 compared to $3.23 in the prior year.  Diluted EPS was $3.16 compared to $3.23 in the prior year.

  As part of its capital return plan, HSNi returned $656 million to shareholders in 2015 consisting of dividends of $598 million, which included a $524 million special cash dividend ($10.00 per share), and $59 million in share repurchases.

“Our fourth quarter results materialized as we expected given the highly promotional retail environment, our significant comps from a year earlier, and the deliberate actions we are taking to reposition certain merchandise categories and brands to position HSNi for strong long-term growth,” stated Mindy Grossman, CEO of HSN, Inc. “We have made progress in certain key areas, including optimizing our sophisticated digital platforms. For the first time, HSNi’s digital penetration exceeded half our sales at 52%, with digital reaching nearly $2 billion in annual sales. Additionally, mobile now represents nearly 40% of total digital sales.

“Recognizing the continued volatility in the retail environment, we remain focused on execution, working cross-functionally across the organization to drive growth,” added Ms. Grossman. “We will continue to extend our reach to leverage our vast content across traditional and alternative platforms, curate differentiated products and experiences, build communities with customers and provide a frictionless and seamless commerce experience.”

Table 2
SEGMENT RESULTS
($ in millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2015	2014	Change	2015	2014	Change
Net Sales
HSN (a)	$778.7	$796.8	(2)%	$2,542.1	$2,476.1	3%
Cornerstone	319.5	321.1	(1)%	1,148.5	1,111.9	3%
Total HSNi	$1,098.2	$1,117.9	(2)%	$3,690.6	$3,588.0	3%

Gross Profit
HSN (a)	$252.2	$262.2	(4)%	$873.5	$852.0	3%
Cornerstone	119.4	119.5	—%	441.1	421.0	5%
Total HSNi	$371.5	$381.7	(3)%	$1,314.6	$1,273.1	3%

Adjusted EBITDA (Non-GAAP measure) (b)
HSN	$101.4	$100.6	1%	$302.9	$289.1	5%
Cornerstone	14.7	18.9	(22)%	54.6	53.2	3%
Total HSNi	$116.1	$119.5	(3)%	$357.4	$342.3	4%

Operating Income
HSN (a)	$89.0	$95.3	(7)%	$253.6	$252.1	1%
Cornerstone	9.5	14.1	(33)%	30.4	32.5	(6)%
Total HSNi	$98.5	$109.4	(10)%	$284.0	$284.6	—%

(a) HSN's net sales, gross profit and operating income in Q4 2014 and FY 2014 were favorably impacted by $5.0 million of breakage income.
(b) Non-GAAP results exclude certain items. See reconciliation of Non-GAAP to GAAP measures in Table 4.

Table 3
SEGMENT KEY OPERATING METRICS

	Three Months Ended			Year Ended
	December 31,			December 31,
	2015	2014	Change	2015	2014	Change
HSN:
Average price point	$60.24	$63.26	(5)%	$58.61	$59.10	(1)%
Units shipped (millions)	14.8	14.5	2%	49.8	48.4	3%
Gross profit rate (a)	32.4%	32.9%	(50 bps)	34.4%	34.4%	0 bps
Return rate	16.3%	16.6%	30 bps	17.1%	17.7%	60 bps
Digital sales penetration	43.3%	42.3%	100 bps	41.4%	39.4%	200 bps
Cornerstone:
Average price point	$73.91	$70.00	6%	$82.18	$76.10	8%
Units shipped (millions)	4.5	4.8	(6)%	14.5	15.2	(5)%
Gross profit rate	37.4%	37.2%	20 bps	38.4%	37.9%	50 bps
Return rate	13.3%	13.2%	(10 bps)	13.1%	13.1%	(0 bps)
Digital sales penetration	71.9%	70.0%	190 bps	69.0%	67.0%	200 bps
Catalog circulation (millions)	79.3	80.9	(2)%	330.6	325.1	2%

(a) HSN's gross profit rates in Q4 2014 and FY 2014 were favorably impacted by $5.0 million of breakage income. Excluding the impact of this item, the gross profit rate for Q4 2014 would have been 32.5%.

HSN Segment Results for the Fourth Quarter 2015

HSN’s net sales were $778.7 million, a decrease of 2% from the prior year.  Sales grew in electronics, wellness and home, offset by decreases in other categories.  The return rate improved 30 basis points to 16.3%, units shipped increased 2% and average price point decreased 5% primarily due to changes in product mix. Digital sales grew 1% with penetration increasing 100 basis points to 43.3%.

Gross profit decreased 4% and gross profit rate decreased 50 basis points to 32.4% primarily due to the impact of recognizing $5.0 million of breakage income in the prior year.  Excluding the impact of this item, the gross profit rate decreased 10 basis points largely the result of higher shipping promotions, offset by higher product margins driven by lower clearance activity and changes in product mix.

Operating expenses (excluding non-cash charges and reorganization severance costs) decreased 4% to $150.8 million and were 19.4% as a percentage of net sales compared to 19.7% in the prior year.  The decrease was primarily due to lower compensation.

Adjusted EBITDA increased 1% to $101.4 million.  Operating income decreased 7% to $89.0 million primarily due to the $5.0 million of breakage income recognized in the prior year.

Cornerstone Segment Results for the Fourth Quarter 2015

Cornerstone's net sales decreased 1% to $319.5 million.  Sales decreased in apparel, offset by increased sales in home.  Digital sales increased 2% with penetration increasing 190 basis points to 71.9%.

Gross profit was $119.4 million, relatively unchanged from the prior year. Gross profit rate increased 20 basis points to 37.4%.  Operating expenses (excluding non-cash charges) as a percentage of net sales increased 150 basis points to 32.8% compared to 31.3% in the prior year primarily due to higher catalog costs.

Adjusted EBITDA decreased $4.2 million to $14.7 million.  Operating income decreased $4.6 million to $9.5 million.

Effective Tax Rate

HSNi’s effective tax rate was 37% for the fourth quarter of 2015, consistent with the prior year.  The annual effective tax rate was 37% in 2015 compared to 38% in the prior year.  The 2014 rate was impacted by the non-deductibility of a $3.1 million settlement with the CPSC recognized in 2014.  Excluding the impact of this item, the 2014 effective tax rate would have been 37%.

Liquidity and Capital Resources

As of December 31, 2015, HSNi had cash and cash equivalents of $63.9 million compared to $160.0 million at December 31, 2014.  The $96.1 million decrease is primarily due to HSNi's capital return plan and related refinancing, partially offset by cash generated from operations.  Net cash provided by operating activities for the year ended December 31, 2015 increased $64.8 million to $203.5 million primarily due to changes in working capital, including a decrease in accounts receivables resulting from lower Flexpay utilization and higher inventory growth at HSN in the prior year.

As of December 31, 2015, total debt was $640 million, resulting in a ratio of total debt to Adjusted EBITDA, as defined in the HSNi's credit agreement, of approximately 1.8x as compared to a maximum allowable leverage ratio of 3.5x.

HSNi’s board of directors approved a quarterly cash dividend of $0.35 per share payable March 23, 2016 to shareholders of record as of March 9, 2016.

As part of its capital return plan, HSNi returned $656 million to shareholders in 2015 consisting of dividends of $598 million, which included a $524 million special cash dividend ($10.00 per share), and $59 million in share repurchases.  Since inception of the share repurchase program authorized in January 2015 through February 23, 2016, HSNi repurchased a total of 1.1 million shares at an aggregate cost of $67.2 million at an average cost of $59.54 per share.  As of February 23, 2016, there were 2.9 million shares remaining under the share repurchase authorization.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance and financial condition of HSNi, its operating segments and its consolidated subsidiaries.  Forward-looking statements are based on management’s current expectations and assumptions which may not prove to be accurate.  Forward-looking statements are not guarantees of performance or historical facts and there are a number of known and unknown risks, uncertainties, contingencies and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause or contribute to such differences include but are not limited to: our ability to attract new and retain existing customers in a cost-effective manner; our exposure to intense competition and our ability to effectively compete for customers; changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or digital sales growth; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; changes in shipping and handling costs, particularly if we are unable to offset them; any technological or regulatory developments that could negatively impact the way we do business, including regulations regarding state and local sales and use taxes; risks associated with possible systems failures and/or security breaches, including any breach that results in the theft, transfer or unauthorized access or disclosure of customer, employee or company information, or the failure to comply with various laws applicable to HSNi in the event of such a breach; any material change in HSNi’s business prospects and/or strategy, including whether HSNi’s initiatives and investments will be effective; our ability to offer new or innovative products and services through various platforms in a cost effective manner and consumer acceptance of these products and services; risks associated with litigation; risks associated with acquisitions including the ability to successfully integrate new businesses and achieve expected benefits and results; and the loss of any key member of our senior management team.  More information about potential factors that could affect HSNi’s business and financial results is included in our filings with the U.S. Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect HSNi’s business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate.  All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice.  Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release.  Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements.  Historical results should not be considered as an indication of future performance.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Chief Operating Officer and Chief Financial Officer, will hold a conference call on Wednesday, February 24, 2016 at 9:00 a.m., Eastern Time, to discuss these results.  Those interested in participating in the conference call should dial 877-307-0246 or 224-357-2394 at least five minutes prior to the call.  There will also be a simultaneous audio webcast available via HSNi’s website at http://www.hsni.com.

A replay of the conference call can be accessed until March 9, 2016 by dialing 855-859-2056 or 404-537-3406, plus the pass code 29819564 and will also be hosted on the company’s website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $4 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 95 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Chasing Fireflies®, Frontgate®, Garnet Hill®, Grandin Road®, Improvements® and TravelSmith®. Cornerstone distributes approximately 331 million catalogs annually, operates seven separate digital sales sites and operates 14 retail and outlet stores.

GAAP FINANCIAL STATEMENTS
HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net sales	$1,098,178	$1,117,894	$3,690,575	$3,587,995
Cost of sales	726,632	736,157	2,376,012	2,314,933
Gross profit	371,546	381,737	1,314,563	1,273,062
Operating expenses:
Selling and marketing	201,642	201,569	745,851	723,407
General and administrative	60,940	59,542	241,260	221,112
Depreciation and amortization	10,476	11,220	43,418	43,934
Total operating expenses	273,058	272,331	1,030,529	988,453
Operating income	98,488	109,406	284,034	284,609
Interest expense, net	(3,939)	(1,739)	(15,180)	(7,082)
Income before income taxes	94,549	107,667	268,854	277,527
Income tax provision	(34,839)	(39,336)	(99,615)	(104,543)
Net income	$59,710	$68,331	$169,239	$172,984

Net income per share
Basic	$1.14	$1.30	$3.22	$3.28
Diluted	$1.12	$1.28	$3.16	$3.23

Shares used in computing earnings per share
Basic	52,516	52,462	52,627	52,736
Diluted	53,089	53,389	53,505	53,633

Dividends declared per common share	$0.35	$0.35	$11.40	$1.10

HSN, INC. CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)
	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$63,926	$159,985
Accounts receivable, net	306,575	317,785
Inventories	428,025	398,705
Prepaid expenses and other current assets	45,402	44,728
Total current assets	843,928	921,203
Property and equipment, net	211,793	193,889
Intangible assets, net	255,268	261,962
Goodwill	9,858	9,858
Other non-current assets	20,616	12,614
TOTAL ASSETS	$1,341,463	$1,399,526
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$254,704	$255,287
Current maturities of long-term debt	25,000	17,188
Accrued expenses and other current liabilities	235,042	241,074
Total current liabilities	514,746	513,549
Long-term debt, net of current maturities	615,000	210,938
Deferred income taxes	44,498	56,119
Other long-term liabilities	20,657	16,579
Total liabilities	1,194,901	797,185
Total shareholders' equity	146,562	602,341
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,341,463	$1,399,526

HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)
	Year Ended
	December 31,
	2015	2014
Cash flows from operating activities:
Net income	$169,239	$172,984
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,418	43,934
Stock-based compensation expense	18,408	15,606
Amortization of debt issuance costs	1,700	1,107
Deferred income taxes	(10,710)	(2,045)
Bad debt expense	34,012	23,986
Excess tax benefits from stock-based awards	(13,011)	(8,397)
Asset impairment	6,660	—
Other	231	48
Changes in current assets and liabilities:
Accounts receivable	(22,804)	(76,654)
Inventories	(29,319)	(71,386)
Prepaid expenses and other assets	(3,101)	2,243
Accounts payable, accrued expenses and other liabilities	8,805	37,285
Net cash provided by operating activities	203,528	138,711
Cash flows from investing activities:
Capital expenditures	(60,692)	(47,316)
Other	(1,428)	(320)
Net cash used in investing activities	(62,120)	(47,636)
Cash flows from financing activities:
Borrowing under term loan	500,000	—
Repayments of term loan	(228,125)	(12,500)
Borrowings under revolving credit facility	280,000	—
Repayments of revolving credit facility	(140,000)	—
Payments of debt issuance costs	(6,624)	—
Repurchase of common stock	(58,510)	(55,467)
Cash dividends paid	(597,864)	(57,824)
Proceeds from issuance of common stock	17,387	2,599
Tax withholdings related to stock-based awards	(16,742)	(12,707)
Excess tax benefits from stock-based awards	13,011	8,397
Net cash used in financing activities	(237,467)	(127,502)
Total cash used in continuing operations	(96,059)	(36,427)
Total cash used in discontinued operations	—	(21)
Net decrease in cash and cash equivalents	(96,059)	(36,448)
Cash and cash equivalents at beginning of period	159,985	196,433
Cash and cash equivalents at end of period	$63,926	$159,985

Table 4
RECONCILIATIONS OF NON-GAAP TO GAAP MEASURES

HSN, INC. RECONCILIATION OF NON-GAAP TO GAAP DETAILED SEGMENT RESULTS
(unaudited; in thousands)

	Three Months Ended			Three Months Ended
	December 31, 2015			December 31, 2014
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$101,388	$14,742	$116,130	$100,611	$18,894	$119,505
Stock-based compensation expense	(3,371)	(1,223)	(4,594)	(2,941)	(974)	(3,915)
Depreciation and amortization	(7,045)	(3,431)	(10,476)	(7,425)	(3,795)	(11,220)
Exit and reorganization costs (a)	(1,987)	—	(1,987)	—	—	—
Breakage income (b)	—	—	—	4,962	—	4,962
Asset impairment, net (c)	—	(568)	(568)	—	—	—
(Loss) gain on disposition of fixed assets	(12)	(5)	(17)	81	(7)	74
Operating income	$88,973	$9,515	$98,488	$95,288	$14,118	$109,406
Interest expense, net			(3,939)			(1,739)
Income before income taxes			94,549			107,667
Income tax provision			(34,839)			(39,336)
Net income			$59,710			$68,331

	Year Ended			Year Ended
	December 31, 2015			December 31, 2014
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$302,881	$54,561	$357,442	$289,141	$53,199	$342,340
Stock-based compensation expense	(13,889)	(4,519)	(18,408)	(12,224)	(3,382)	(15,606)
Depreciation and amortization	(29,371)	(14,047)	(43,418)	(29,762)	(14,172)	(43,934)
Breakage income (b)	—	—	—	4,962	—	4,962
Asset impairment, net (c)	—	(5,568)	(5,568)	—	—	—
Exit and reorganization costs (d)	(5,208)	—	(5,208)	—	—	—
CPSC settlement (e)	—	—	—	—	(3,100)	(3,100)
Loss on disposition of fixed assets	(791)	(15)	(806)	(19)	(34)	(53)
Operating income	$253,622	$30,412	$284,034	$252,098	$32,511	$284,609
Interest expense, net			(15,180)			(7,082)
Income before income taxes			268,854			277,527
Income tax provision			(99,615)			(104,543)
Net income			$169,239			$172,984

(a) Q4 2015 results exclude $2.0 million of severance costs associated with a reorganization at HSN.
(b) Q4 2014 and FY 2014 results exclude $5.0 million of breakage income related to the reversal of certain customer credits.
(c) Q4 2015 and FY 2015 results exclude $0.6 million and $5.6 million, respectively, of asset impairment charges, net of other non-cash adjustments, within the Cornerstone segment.
(d) FY 2015 results exclude $3.2 million for certain costs associated with the planned closure of one of HSN's distribution centers as part of its supply chain optimization initiative and $2.0 million of severance costs associated with a reorganization at HSN.
(e) FY 2014 results exclude a charge of $3.1 million for a settlement with the Consumer Product Safety Commission.

HSN, INC. RECONCILIATION OF ADJUSTED NET INCOME AND ADJUSTED EPS TO GAAP NET INCOME AND GAAP DILUTED EPS
(unaudited; in thousands except per share amounts)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2015		2014		2015		2014

	Net Income	EPS	Net Income	EPS	Net Income	EPS	Net Income	EPS
Non-GAAP Adjusted	$60,897	$1.15	$65,257	$1.22	$175,587	$3.28	$173,010	$3.23
Exit and reorganization costs, net of tax (a)	(1,236)	(0.02)	—	—	(3,247)	(0.06)	—	—
Breakage income, net of tax (b)	—	—	3,074	0.06	—	—	3,074	0.06
Asset impairment, net of tax (c)	49	—	—	—	(3,101)	(0.06)	—	—
CPSC settlement (d)	—	—	—	—	—	—	(3,100)	(0.06)
GAAP	$59,710	$1.12	$68,331	$1.28	$169,239	$3.16	$172,984	$3.23
GAAP diluted weighted average shares outstanding		53,089		53,389		53,505		53,633

(a) Q4 2015 results exclude $2.0 million, or $1.2 million net of taxes, of severance costs associated with a reorganization at HSN. FY 2015 results also exclude $3.2 million, or $2.0 million net of taxes, for certain costs associated with the planned closure of one of HSN's distribution centers as part of its supply chain optimization initiative.
(b) Q4 2014 and FY 2014 results exclude $5.0 million, or $3.1 million net of taxes, of breakage income related to the reversal of certain customer credits.
(c) FY 2015 results exclude $5.6 million, or $3.1 million net of taxes, of asset impairment charges, net of other non-cash adjustments, within the Cornerstone segment.
(d) FY 2014 results exclude a charge of $3.1 million for a settlement with the Consumer Product Safety Commission.

HSN, INC.’S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash charges including: (a) stock-based compensation expense, (b) amortization of intangibles, (c) depreciation and gains and losses on asset dispositions, and (d) goodwill, long-lived asset and intangible asset impairments; (2) pro forma adjustments for significant acquisitions; and (3) other significant items.  Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results.  Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail and media industries.  Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, gains and losses that are excluded from the company’s definition of Adjusted EBITDA.

Adjusted Net Income is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) goodwill, long-lived asset and intangible asset impairments, (2) pro forma adjustments for significant acquisitions, (3) discontinued operations and (4) other significant items.  Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results.  We believe Adjusted Net Income is useful to investors because it represents HSNi’s consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding for Adjusted EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi’s consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.  Adjusted Net Income and Adjusted EPS have certain limitations in that they do not take into account the impact of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Contacts:
Felise Glantz Kissell (Analysts/Investors)
727-872-7529
felise.kissell@hsn.net

Gigi Ganatra Duff (Media)
727-872-4808
gigi.ganatraduff@hsn.net